Exhibit 10.1

SECURITIES SUBSCRIPTION AGREEMENT

This SECURITIES SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into this 10th day of May, 2024 (“Effective Date”) by and among Novavax, Inc., a Delaware corporation having a place of business at 21 Firstfield Rd., Gaithersburg, MD 20878 (the “Company”), and Sanofi Pasteur Inc., a Delaware corporation having a place of business at 1 Discovery Drive, Swiftwater, PA 18370 (“Sanofi”). The Company and Sanofi shall each be hereinafter referred to as a “Party” and collectively as the “Parties”. As used herein, the term “Person” includes any individual, corporation, partnership, limited liability company, trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization or governmental authority or political subdivision thereof.

WHEREAS, the Company and Sanofi are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company desires to issue to Sanofi, shares of common stock of the Company, par value $0.01 per share (“Common Stock”) as more fully described herein, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, the Parties have executed and delivered a Collaboration and License Agreement relating to the development, manufacture and commercialization of products described therein (the “Collaboration Agreement” and, together with this Agreement, the “Transaction Documents”).

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Recitations. The above recitals are incorporated into the terms and conditions of this Agreement and made a part hereof.

2.	Securities and Subscription Price. The Parties hereby agree that upon the terms and subject to the conditions contained herein, the Company agrees to sell to Sanofi and Sanofi agrees to purchase from the Company 6,880,481 shares of Common Stock (the “Shares”) on the date hereof at a per share price of USD $10.00 for an aggregate purchase price of USD $68,804,810.00 (the “Subscription Price”).

3.	Closing. The closing (the “Closing”) with respect to the transaction contemplated in Section 2 hereof shall take place remotely on the Effective Date (or such other date and time as the parties shall mutually agree). At the Closing, (i) Sanofi shall deliver or cause to be delivered to the Company the Subscription Price via wire transfer of immediately available funds pursuant to the wire instructions that have been provided to Sanofi by the Company and (ii) the Company shall instruct Computershare Trust Company, N.A., as Registrar and Transfer Agent, to issue the Shares to Sanofi by making book-entry notations and to provide evidence of book-entry positions representing the Shares, registered in the name of Sanofi.

4.	Representations and Warranties of Sanofi. As of the Effective Date, Sanofi represents and warrants to the Company the following:

a.	Sanofi is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation, and has all requisite corporate power and authority to enter into this Agreement.

b.	Sanofi has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Sanofi. This Agreement has been duly executed and delivered by Sanofi, and constitutes a valid and binding obligation of Sanofi enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and to general equitable principles.

c.	There is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of Sanofi and who is entitled to any fee or commission for which the Company will be liable in connection with the transactions contemplated by this Agreement.

d.	Sanofi is acquiring the Shares hereunder for its own account and not with a view to the resale or distribution of any part thereof, and Sanofi has no present intention of selling, granting any participation in, or otherwise distributing the same. Sanofi has not been organized solely for the purpose of acquiring the Shares.

e.	Sanofi acknowledges that it has received all the information that it considers necessary or appropriate to enable it to make an informed decision concerning an investment in the Shares. Sanofi further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance and sale of the Shares. Sanofi confirms that the Company has not given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Shares. In deciding to invest in the Shares, Sanofi is not relying on the advice or recommendations of the Company, and Sanofi has made its own independent decision that the investment in the Shares is suitable and appropriate for Sanofi. Sanofi understands that no federal or state agency has passed upon the merits or risks of an investment in the Shares or made any finding or determination concerning the fairness or advisability of this investment. For the avoidance of doubt, neither such inquiries nor any other due diligence investigation conducted by Sanofi shall modify, limit or otherwise affect Sanofi’s right to rely on the accuracy and completeness of the Company’s representations and warranties contained in this Agreement.

f.	Sanofi or its Affiliates (as defined in Section 6.e. herein) are investors in securities of companies in the same industry as the Company and Sanofi acknowledges that it is able to fend for itself, can bear the economic risk of its investment, including a complete loss, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

g.	Sanofi is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Sanofi agrees to furnish any additional information reasonably requested by the Company to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Shares. Sanofi is not party to any voting agreements or similar arrangements with respect to the Shares. Sanofi is not a member of a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, voting, or disposing of the Shares.

h.	Sanofi understands that the Shares have not been, and will not be, registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend upon, among other things, the bona fide nature of the investment intent, including on the basis of certain matters addressed in Sanofi’s representations herein. Sanofi understands that the Shares are “restricted securities” under U.S. federal and applicable state securities laws and that, pursuant to these laws, Sanofi must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission (“SEC”), or an exemption from such registration is available. Sanofi acknowledges that the Company has no obligation to register or qualify the Shares for resale and further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of Sanofi’s control. The Shares issued shall bear the following or similar legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

i.	Sanofi’s principal place of business is located at the address set forth on the first page of this Agreement. Sanofi acknowledges that the Company has taken no action in foreign jurisdictions with respect to the Shares.

j.	Sanofi is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

k.	Sanofi is not an “interested stockholder” (as defined in Section 203(c)(5) of the General Corporation Law of the State of Delaware) of the Company.

5.	Representations and Warranties of the Company. As of the Effective Date, the Company represents and warrants to Sanofi the following:

a.	The Shares have been duly authorized for issuance pursuant to this Agreement and, when issued and delivered by the Company against consideration therefor pursuant to this Agreement, will be validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities laws concerning the issuance of securities and will be free and clear of any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow, equity or other encumbrance or restrictions on transfer other than applicable state and federal securities laws.

b.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted and as described in the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof and to enter into and perform its obligations under this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below). Each of the Company’s direct and indirect subsidiaries (each a “Subsidiary” and, collectively, “Subsidiaries”) (i) has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to carry on its business as now conducted and to own or lease its properties, and (ii) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, unless the failure to so qualify or be in good standing or have such power or authority has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below).

c.	The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the previous twelve (12) months, received (i) written notice from the Nasdaq Stock Market that the Company is not in compliance with the listing or maintenance requirements of the Nasdaq Stock Market that would result in immediate delisting or (ii) any notification, staff delisting determination, or public reprimand letter that requires a public announcement by the Company of any noncompliance or deficiency with respect to such listing or maintenance requirements. The Company is in material compliance with all listing and maintenance requirements of the Nasdaq Stock Market.

d.	The authorized capital stock of the Company consists of 600,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of May 8, 2024, the Company had 140,417,976 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

e.	Other than (i) the transactions contemplated by this Agreement, (ii) as described in the SEC Reports (as defined herein), (iii) any “at-the-market” sales agreement between the Company and any sales agent party thereto and issuances pursuant thereto or (iv) employee stock options, restricted stock units or other equity-based awards granted under the Company’s stock incentive plans described in the SEC Reports, as of December 31, 2023, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or securities convertible into or exchangeable for shares of Common Stock or Preferred Stock. No Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. The Company does not have outstanding shareholder rights plan or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of applicable events. The issuance and sale of the Shares will not obligate the Company to issue Common Stock or other securities to any other Person (other than the Sanofi) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

f.	All issued and outstanding shares of the Company’s Common Stock and Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities and (iii) were not issued in violation of any pre-emptive or similar rights.

g.	The execution, delivery and performance by the Company of this Agreement and the offer, issuance and sale of the Shares require no consent of, authorization by, exemption from, filing with or notice to any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof having jurisdiction over the Company, or any court, judicial, administrative or arbitral body or public or private tribunal having jurisdiction over the Company, other than (a) notification to any sales agent pursuant to any “at-the-market” sales agreement between the Company and such sales agent, and (b) filings pursuant to applicable U.S. federal and state securities laws after the date hereof, which consent, notification or filing will have occurred within the appropriate time periods.

h.	The Company has all requisite corporate power and has taken all necessary corporate action required for (a) the due authorization, execution, delivery and performance by the Company of this Agreement, (b) the authorization of the performance of all obligations of the Company under this Agreement, and (c) the authorization, issuance and delivery of the Shares. No action on the part of the stockholders of the Company is required in connection with the issuance and delivery of the Shares or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company, and each such agreement constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and to general equitable principles.

i.	The Company is not in violation of its Certificate of Incorporation or the Amended and Restated By-Laws of the Company (the “Bylaws”) and the execution, delivery and performance of this Agreement will not (a) result in a violation of the Certificate of Incorporation or Bylaws or the certificates of formation, operating agreements, certificates of incorporation or bylaws of any of the Company’s Subsidiaries, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture, instrument or other contract to which the Company or any Subsidiary is a party, (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (d) result in a violation of any rule or regulation of FINRA or the Nasdaq Stock Market, except with respect to (b) or (c) as would not have a Material Adverse Effect. “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the Company’s financial condition or otherwise, results of operations, prospects, assets (including intangible assets), liabilities (actual or contingent) taken as a whole, business or operations of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted or (b) a material impairment of the ability of the Company to perform its obligations under the Transaction Documents.

j.	Except for PJT Partners, LLC, there is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of the Company and who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

k.	Except as set forth in the SEC Reports (as defined below), the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof from January 1, 2023 through the Effective Date (such foregoing materials and the materials set forth in Schedule A, including in each case the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis (other than certain Section 16 reports required to be filed by certain officers of the Company) or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, in each case since January 1, 2023, when filed (or, in the case of the materials set forth in Schedule A, as of the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for the transactions contemplated by the Transaction Documents, to the knowledge of the Company, no event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. As of the date hereof, none of the executive officers or directors of the Company or its Subsidiaries is presently a party to any transaction with the Company (other than as holders of stock options and/or warrants, and for services as employees, officers and directors) that is required to be disclosed under Item 404 of Regulation S-K under the Securities Act that is not disclosed in the SEC Reports.

l.	The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial condition of the Company as of and for the dates thereof and its results of operations and cash flows for the periods then ended.

m.	Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in an SEC Report:

(i)	there has been no event, occurrence or development that has had or that would reasonably be expected to have a Material Adverse Effect;

(ii)	the Company has not incurred any liabilities (contingent or otherwise), which are material to the Company and its Subsidiaries taken as a whole, other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC;

(iii)	the Company has not altered its method of accounting or changed its principal registered public accounting firm;

(iv)	the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and

(v)	there has not been any change or amendment to the Certificate of Incorporation or Bylaws, or termination of or material amendment to any material contract required to be filed with the SEC pursuant to Regulation S-K, Item 601(b)(10).

n.	Assuming the accuracy of Sanofi’s representations and warranties set forth in Section 4 of this Agreement, no registration under the Securities Act or any applicable state securities law is required for the offer and sale of Shares by the Company to Sanofi as contemplated hereby.

o.	Assuming the accuracy of the Sanofi’s representations and warranties set forth in Section 4, none of the Company, its Subsidiaries nor, to the Company’s knowledge, any of its affiliates or any person acting on its behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby or (ii) cause the offer and sale of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions.

p.	There are no actions, suits, proceedings or investigations pending against the Company or its properties (nor has the Company received written notice of any threat thereof) before any court or governmental agency that questions the validity of the Transaction Documents or the ability of the Company to enter into the Transaction Documents, or the ability of the Company to perform its obligations with respect to offer and sale of the Shares by the Company contemplated hereby.

q.	The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Reports fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. The Company is not aware of any material weaknesses in its internal control over financial reporting; The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and principal financial officer by others within those entities; The Company and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act. There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

r.	The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, the Shares, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

s.	The Company is not, and immediately after the issuance and sale of the Shares hereunder and the application of the net proceeds from such issuance and sale, will not be required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

t.	The Company has conducted an assessment and determined that the Company does not (a) produce, design, test, manufacture, fabricate or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to “covered investment critical infrastructure” as that term is defined in 31 C.F.R. § 800.212; or (c) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, to the knowledge of the Company is not a “TID U.S. business” within the meaning of 31 C.F.R. §800.248.

u.	Except as specifically described in the SEC Reports, which qualify these representations and warranties in their entirety:

(i)	The nonclinical and clinical trials, and other studies (collectively, “studies”) conducted by or on behalf of or sponsored by the Company or in which the Company or its product candidates have participated that are described in the SEC Reports or the results of which are referred to in the SEC Reports were and, if still pending, are being conducted in all material respects in accordance with medical and scientific research procedures, protocols and controls that the Company reasonably believes are appropriate. The descriptions in the SEC Reports of the results of such studies are accurate and fairly present the data derived from such studies, and the Company has no knowledge of any studies or tests performed by or on behalf of the Company the results of which are materially inconsistent with or otherwise materially call into question the results described or referred to in the SEC Reports. Except to the extent disclosed in the SEC Reports, the Company has not received any notices or other correspondence from the U.S. Food and Drug Administration (the “FDA”) or any other governmental agency requiring the termination, suspension or material modification of any studies that are described in the SEC Reports or the results of which are referred to in the SEC Reports.

(ii)	The Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Health Care Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Health Care Laws” means: (i) the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder; (ii) all applicable federal, state, local and foreign health care fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the criminal False Statements Law (42 U.S.C. Section 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287 and 1347 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”), the civil monetary penalties law (42 U.S.C. Section 1320a-7a), the exclusions law (42 U.S.C. Section 1320a-7), the Physician Payments Sunshine Act (42 U.S.C Section 1320-7h), and applicable laws governing U.S. government funded or sponsored healthcare programs. Since January 1, 2023, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party that any product, operation, or activity is in violation of any Health Care Laws nor, to the Company’s knowledge, has any such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action been threatened in writing. Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory authority or body. Additionally, since January 1, 2023, neither the Company, any of its Subsidiaries nor to the Company’s knowledge, any of their respective employees, officers, directors, or agents has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that would reasonably be expected to result in debarment, suspension, or exclusion.

(iii)	The Company and its Subsidiaries own, possess, or can acquire on reasonable terms, all Intellectual Property (as defined below) necessary for the conduct of the Company’s business as now conducted or as described in the SEC Reports to be conducted, except as such failure to own, possess, or acquire such rights would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Furthermore, (A) there is no infringement, misappropriation or violation by third parties of any such Intellectual Property, except as such infringement, misappropriation or violation would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (B) there is no pending or, to the knowledge of the Company, threatened, action, suit, proceeding or claim by others, for which the Company has been served or notified, challenging the Company’s rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (C) the Intellectual Property owned by the Company, and to the knowledge of the Company, the Intellectual Property licensed to the Company has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or threatened action, suit, proceeding or claim by others, for which the Company has been served or notified, challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (D) there is no pending or threatened action, suit, proceeding or claim by others, for which the Company has been served or notified, asserting that the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates, or would, upon the commercialization of any product or service described in the SEC Reports as under development, infringe, misappropriate or otherwise violate, any Intellectual Property or other proprietary rights of others, and the Company has not received any written notice of such claim and the Company is unaware of any other fact which would form a reasonable basis for any such claim; (E) to the Company’s knowledge, no employee of the Company is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or actions undertaken by the employee while employed with the Company, except as such violation would not result in a Material Adverse Effect; and (F) there are no third parties who have material rights under any Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries, except for rights of third-party licensors or licensees with respect to such Intellectual Property under agreements that are disclosed in the SEC Reports as licensed to or by the Company or one or more of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps to protect, maintain and safeguard their trade secrets and proprietary information, including, where applicable, requiring those persons with access to such trade secrets and proprietary information to execute agreements requiring such persons to maintain the confidentiality of such trade secrets or proprietary information and restricting them to using such Trade Secrets and Proprietary Information only for the benefit of the Company. “Intellectual Property” shall mean all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, service names, copyrights, licenses, inventions, trade secrets, domain names, technology, know-how and other intellectual property.

(iv)	The Company and each Subsidiary holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental authority or self-regulatory body (including, without limitation, those administered by the FDA or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) required for the conduct of its business as currently conducted and as contemplated in the SEC Reports; and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect, except as would not have a Material Adverse Effect; and the Company has not received notice of any material revocation or modification of any such franchise, grant, authorization, license, permit, easement, consent, certification or order or has reason to believe that any such franchise, grant, authorization, license, permit, easement, consent, certification or order will not be renewed in the ordinary course, except such revocations, modifications and non-renewals as would not have a Material Adverse Effect; and the Company is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

(v)	There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its Subsidiaries is a party or to which any property of the Company is the subject that, individually or in the aggregate, if determined adversely to the Company or its Subsidiaries, would (a) reasonably be expected to have a Material Adverse Effect or (b) adversely affect or challenge the legality, validity or enforceability of this Agreement; no such investigations, actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others; and there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act to be described in the SEC Reports that are not so described in the SEC Reports.

(vi)	To the best of its knowledge, the Company and its subsidiaries are not in violation of any statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment of any governmental authority or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances (collectively, “Environmental Laws”), does not own or operate any real property on which are present contaminants in concentrations requiring clean up under any Environmental Laws, is not liable for any costs of clean up required under Environmental Laws at any off-site disposal site, and is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate, have a Material Adverse Effect; and the Company is not aware of any pending investigation that would reasonably be expected to lead to such a claim.

(vii)	Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards designed to protect their material confidential information and the integrity and security of the IT Systems and applicable “Personal Data,” used in connection with their businesses in all material respects. “Personal Data” means (i) any information which would qualify as “protected health information” under HIPAA; and (ii) other information defined as “Personal Data,” “Personal Information” or like terms under applicable Privacy Laws and that is subject to heightened protections under such laws. To the knowledge of the Company, there have been no breaches, violations, or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability. The Company and its Subsidiaries are presently in material compliance with all applicable laws or statutes, including without limitation HIPAA, and the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679) and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Company or any of its Subsidiaries is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law. The Company has implemented backup and disaster recovery technology consistent with industry standards and practices.

(viii)	The Company and its Subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof, except those being contested in good faith and for which reserves in accordance with GAAP have been provided and except as would not reasonably be expected to have a Material Adverse Effect; and except as otherwise disclosed in the SEC Reports or as would not reasonably be expected to have a Material Adverse Effect, there is no tax deficiency that has been, or would reasonably be expected to be, asserted against the Company or any of its Subsidiaries or any of their respective properties or assets.

(ix)	Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, affiliate employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (d) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its Subsidiaries have instituted and continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(x)	(a) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and (b) no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xi)	Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, affiliate, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea Region of the Ukraine (each, a “Sanctioned Country”). The Company shall not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (a) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (b) to fund or facilitate any activities of or business in any Sanctioned Country or (c) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its Subsidiaries have not knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

6.	Covenants.

a.	The Company shall, by 5:30 p.m. (New York City time) on the fourth business day following the Effective Date, file with the SEC a Current Report on Form 8-K (the “8-K”), disclosing the material terms of the offer and sale by the Company of the Shares contemplated hereby and filing this Agreement as an exhibit thereto. The Company and Sanofi shall consult with each other in issuing any other press releases (such press releases, together with the 8-K, the “Announcement”) with respect to this Agreement and the offer and sale by the Company of the Shares contemplated hereby, and neither the Company nor Sanofi shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of Sanofi, or without the prior consent of Sanofi, with respect to any press release of the Company, except if such disclosure is required by law or regulation, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication and allow the other Party, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, this Section 6.a. shall not apply to any press release or other public statement made by the Company or the Sanofi (i) that is consistent with the Announcement and does not contain any information relating to this Agreement or the offer and sale by the Company of the Shares contemplated hereby that has not been previously announced or made public in accordance with the terms of this Agreement or (ii) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the transactions contemplated thereby. Notwithstanding the foregoing, Sanofi may identify the Company, the value of Sanofi’s security holdings in the Company and the form and terms of this Agreement in accordance with applicable investment reporting and disclosure regulations without prior notice to or consent from the Company (including, for the avoidance of doubt, filings pursuant to Section 13 and 16 of the Exchange Act, as applicable), provided in each case that such disclosures are consistent with the Announcement and do not contain any information relating to this Agreement and the offer and sale by the Company of the Shares contemplated hereby that have not been previously announced or made public in accordance with the terms of this Agreement.

b.	The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to Sanofi, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

c.	If the Shares are eligible to be sold, assigned or transferred under Rule 144 promulgated under the Securities Act (“Rule 144”), any other exemption under the Securities Act or pursuant to an effective registration statement, then in connection with any sale, assignment, transfer or other disposition of the Shares by Sanofi pursuant to Rule 144, such other exemption or such effective registration statement, if requested by Sanofi in writing, the Company shall promptly instruct the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends, provided that the Company, its counsel and the transfer agent have timely received from Sanofi customary representations and other documentation reasonably acceptable to the Company, its counsel and the transfer agent in connection therewith. If requested by Sanofi in writing, subject to receipt by the Company, its counsel and the transfer agent of customary representations and other documentation reasonably acceptable to the Company, its counsel and the transfer agent in connection therewith, upon the earlier of such time as the Shares (i) have been registered under the Securities Act pursuant to an effective registration statement, or (ii) are eligible for resale under Rule 144(b)(1) or any successor provision and one year has elapsed since the Closing the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares, and (B) deliver to the Transfer Agent one or more “blanket” delegending opinions of counsel to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the Transfer Agent to effect the removal of the legend in accordance with the provisions of this Agreement. The Company shall be responsible for the fees of its Transfer Agent, its counsel and all DTC fees associated with such issuance.

d.	For a period of twelve (12) months from the date hereof, the Company shall use commercially reasonable efforts to timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

e.	Subject to the provisions of this Section 6(e) and Section 7, the Company agrees to indemnify and hold harmless Sanofi and any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, Sanofi (each such Person, an “Affiliate”), and Sanofi’s and its Affiliates’ respective directors, officers, trustees, members, managers, employees and agents, from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses, including reasonable and documented attorney fees and disbursements and other documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending in a manner not inconsistent with this Section 6(e) any action, claim or proceeding, pending or threatened and the costs of enforcement thereof (collectively, “Losses”), to which such Person may become subject as a result of or relating to any breach of representation or warranty, covenant or agreement made by or to be performed on the part of the Company under this Agreement, and will reimburse any such Person for all such amounts as they are incurred by such Person. Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not be liable for fees or expenses of more than one separate firm of attorneys, in addition to one local counsel in each jurisdiction in which any such proceeding is taking place, at any time for all indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnified party will, except with the consent of the indemnifying party, consent to entry of any judgment or enter into any settlement. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of Sanofi or its Affiliates against the Company or others and any liabilities the Company may be subject to pursuant to law. As used herein, “Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

7.	Survival. The representations, warranties, covenants (including, without limitation, the indemnity set forth in Section 6 hereto) and agreements of the parties contained herein shall survive the Closing of the transactions contemplated by this Agreement in accordance with their terms for the applicable statute of limitations.

8.	Attorney Representation. This Agreement is entered into voluntarily by the Parties who stipulate and agree that they are under no duress or undue influence. The Parties represent that in the execution of this Agreement, they had the opportunity to consult legal counsel of their own selection and that the said attorneys have reviewed this Agreement, made any desired changes, and advised their respective clients with respect to the advisability of making the settlement and releases provided herein and of executing this Agreement.

9.	Governing Laws and Dispute Resolution; Waiver of Jury Trial. This Agreement, and all claims arising under or in connection therewith, shall be governed by and interpreted in accordance with the substantive laws of the State of New York, United States of America, without regard to conflict of law principles thereof. Each Party agrees that all claims arising under or in connection with this Agreement shall be commenced exclusively in the state and federal courts sitting in the City of New York, borough of Manhattan. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with the offer and sale by the Company of the Shares contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any that it is not personally subject to the jurisdiction of any such court, that such action is improper or is an inconvenient venue for such action. EACH OF THE PARTIES HERETO UNCONDITIONALLY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

10.	In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Party will be entitled to seek specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance any of such obligation t he defense that a remedy at law would be adequate.

11.	Entire Agreement. This Agreement, together with the Collaboration Agreement and the Confidential Disclosure Agreement dated February 2, 2024, by and between Sanofi and the Company, contain the entire agreement and understanding of the Parties concerning the subject matter hereof and supersede and replace all prior negotiations, proposed agreements, and agreements (written or oral) between the Parties with respect to the subject matter hereof. Each Party acknowledges that neither the other Party, nor any agent or attorney of the other Party, has made any promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof to induce it to execute this Agreement and acknowledges that it is not executing this Agreement in reliance on any such promise, representation or warranty not contained herein.

12.	Separation of Terms. In the event that any provision of this Agreement is held to be void, voidable, or unenforceable, it shall be severed from this Agreement and the remaining portions hereof shall remain in full force and effect.

13.	No Waiver; Amendment. No provision of this Agreement may be waived or modified, except in writing executed by the Party entitled to enforcement of such provision. The failure of any Party to require strict performance with any provision of this Agreement shall not be construed as a waiver. No provision of this Agreement may be amended or modified other than by a written document executed by authorized representatives of each Party.

14.	Costs. The Parties have agreed to bear their own attorneys’ fees and costs with respect to the preparation of any and all documents necessary to enter into this Agreement.

15.	Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of Sanofi and the successors of the Company, whether so expressed or not. None of the parties hereto may assign its rights or obligations hereof without the prior written consent of the Company in respect of Sanofi or Sanofi in respect of the Company. This Agreement shall not inure to the benefit of or be enforceable by any other person.

16.	Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail or (iii) delivered by overnight courier, in each case, addressed as follows:

If to the Company to:

Novavax, Inc.
700 Quince Orchard Road
Gaithersburg, MD 20878
Attention: Mark J. Casey
Title: Executive Vice President, Chief Legal Officer and Corporate Secretary
E-mail: mcasey@novavax.com

If to Sanofi to:

Sanofi Pasteur Inc.
1 Discovery Drive
Swiftwater, Pennsylvania 18370 USA
Attn: Legal Affairs
+1 570-839-7187

with a copy (which does not constitute notice) to:

Sanofi Global Alliance Management

Email: alliance.management@sanofi.com

or at such other address as the Company or Sanofi each may specify by written notice to the other Party. Either Party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Section 16.

17.	Counterparts. This Agreement may be signed and executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or email shall be effective as delivery of an originally executed counterpart of this Agreement.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers or representatives.

Novavax, Inc.		Sanofi Pasteur Inc.

/s/ Mark J. Casey		/s/ Thomas Grenier
Name:	Mark J. Casey	Name:	Thomas Grenier
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary	Title:	Director

Date: May 10, 2024		Date: May 10, 2024

Schedule A

1. The draft quarterly report of the Company on Form 10-Q in the form provided to Sanofi on May 9, 2024.